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                                                             EXHIBIT (h)(36)(a)

                               SERVICE AGREEMENT
                                    CLASS O

   AGREEMENT dated as of ____________, 2003 between Fred Alger Management, Inc. ("Alger"), a New York Corporation with its principal offices at 111 Fifth Avenue, New York, NY 10003, as Investment Adviser for The Alger American Fund (the "Fund"), and The United States Life Insurance Company in the City of New York (the "Company"), a New York corporation having its principal office and place of business at 830 Third Avenue, New York, NY 10022.

   In consideration of the promises and mutual covenants set forth in this Agreement, the Parties agree as follows:

1. Services Provided

   The Company agrees to provide services to the Fund including the following:

    a) responding to inquiries from the Company Contract owners using Class O shares of one or more Portfolios of the Fund as an investment vehicle ("Contract Owners") regarding the services performed by the Company as they relate to the Fund;

    b) providing information to Alger and to Contract Owners with respect to Class O shares attributable to Contract Owner accounts;

    c) printing and mailing of shareholder communications from the Fund consistent with the Participation Agreement dated ____________, 2003 (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) as may be required;

    d) communication directly with Contract Owners concerning the Fund's operations;

    e) providing such other similar services as Alger may reasonably request pursuant to the extent permitted or required under applicable statutes, rules, and regulations.

2. Expense Allocation

   Subject to Paragraph 3 hereof, the Company or its affiliates shall initially bear the costs of the following:

    a) printing and distributing the Fund's prospectus, statement of additional information and any amendments or supplements thereto, periodic reports to shareholders, Fund

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       proxy material and other shareholder communications (collectively, the
       "Fund Materials") to be distributed to prospective Contract Owners;

    b) printing and distributing all sales literature or promotional material developed by the Company or its affiliates and relating to the contracts;

    c) servicing Contract Owners who have allocated Contract value to a Portfolio, which servicing shall include, but is not limited to, the items listed in Paragraph 1 of this Agreement.

3. Payment of Expenses

    a) Alger will pay the Company a quarterly fee equal to a percentage of the average daily net assets of the Portfolios attributable to Contracts, at the annual rate set forth in the following schedule ("Portfolio Servicing Fee"), in connection with the expenses incurred by the Company under Paragraph 2 hereof: __ % of assets invested in Class O Shares of any Portfolio of the Fund.

    b) From time to time, the Parties hereto shall review the Portfolio Servicing Fee to determine whether it reasonably approximates the incurred and anticipated costs, over time of the Company in connection with its duties hereunder. The Parties agree to negotiate in good faith any change to the Portfolio Servicing Fee proposed by a Party in good faith.

4. Term of Agreement

   This Agreement shall continue in effect for so long as Alger or its successor(s) in interest, or any affiliate thereof, continues to perform in a similar capacity for the Fund, and for so long as any Contract value or any monies attributable to the Company is allocated to Class O shares of a Portfolio, provided, however, that either party may Terminate this Agreement upon a material breach of this Agreement by the other party that remains uncured for 60 days after written notice by the terminating party. However, Portfolio Servicing Fees shall in no event be paid to the Company more than one year after the termination of this Agreement.

5. Indemnification

    a) The Company agrees to indemnify and hold harmless Alger and its officers, directors and affiliates from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of the Company under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or gross negligence of Alger in the performance of its duties, or by reason of the reckless disregard of its obligations and duties under this Agreement.

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    b) Alger agrees to indemnify and hold harmless the Company and its officers, directors and affiliates from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of Alger under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or gross negligence of the Company in the performance of its duties, or by reason of the reckless disregard of its obligations and duties under this Agreement.

6. Notice

   Notices and communications required or permitted hereby will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

            Fred Alger Management, Inc. Fred Alger Management, Inc.
            111 Fifth Avenue            30 Montgomery Street
            3rd Floor                   Jersey City, NJ 07302
            New York, NY 10003          Attn: Gregory S. Duch
            Attn: Ray Pfeister          Fax: (201) 451-8768
            Fax: (212) 806-2940

                    The United States Life Insurance Company
                      in the City of New York
                    830 Third Avenue
                    New York, NY 10022
                    Attn:
                    Fax:

7. Applicable Law

   Except insofar as the Investment Company Act of 1940 or other federal laws and regulations may be controlling, this Agreement will be construed and the provisions hereof interpreted under and in accordance with New York law, without regard for that state's principles of conflict of laws.

8. Severability

   If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

9. Rights Cumulative

   The rights, remedies and obligations contained in this Agreement are cumulative and are in

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   addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

10. Assignment

   Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other party thereto.

11. Amendment

   This Agreement may be amended or modified in whole or in part only by a written agreement executed by both parties.

   IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers signing below.

                                           FRED ALGER MANAGEMENT, INC.

                                           By:
                                                  -----------------------------
                                                  Gregory S. Duch
                                                  Executive Vice President

                                           THE UNITED STATES LIFE
                                           INSURANCE COMPANY
                                           IN THE CITY OF NEW YORK

                                           By:
                                                  -----------------------------
                                           Name:
                                                  -----------------------------
                                           Title:
                                                  -----------------------------

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